Exhibit 4.7.4

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

REGISTERED	REGISTERED

[FACE OF NOTE]

Kansas City Southern de México, S.A. de C.V.

Floating Rate Senior Notes due 2016

[CUSIP] [                    ]

[ISIN] [                    ]

No.	U.S.$250,000,000

Kansas City Southern de México, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS or such greater or lesser amount set forth on the Schedule of Exchange of Interests in the Global Note attached hereto on October 28, 2016, subject to the Business Day Convention.

Interest Payment Dates: January 28, April 28, July 28 and October 28, subject to the Business Day Convention.

Regular Record Dates: the close of business on the fifteenth calendar day prior to each Interest Payment Date, whether or not such day is a New York Business Day.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date: , 2013	Kansas City Southern de México, S.A. de C.V.

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Floating Rate Senior Notes described in the within-mentioned Indenture.

U.S. Bank National Association, as Trustee

By:
Name:
Title:

[REVERSE SIDE OF NOTE]

Kansas City Southern de México, S.A. de C.V.

Floating Rate Senior Notes

1.	Principal and Interest.

The Company will pay the principal of this Note on October 28, 2016, subject to the Business Day Convention.

The Company promises to pay interest quarterly in arrears on January 28, April 28, July 28 and October 28 of each calendar year (each, an “Interest Payment Date”), commencing on January 28, 2014, subject to the Business Day Convention.

Interest payable on any Interest Payment Date or the Final Maturity Date shall be the amount accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid as set forth in the Indenture (or from and including October 29, 2013, if no interest has been paid as set forth in the Indenture) to, but excluding, such Interest Payment Date or the Final Maturity Date, as the case may be.

The interest rate for the Initial Interest Period shall be 0.93685%. Thereafter, the interest rate for any Interest Period shall be the three-month U.S. dollar LIBOR, as determined on the applicable Interest Determination Date by the Calculation Agent in accordance with the provisions of the Indenture, plus 70 basis points. The interest rate for the Notes will be reset quarterly on each Interest Reset Date.

The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at the rate per annum borne by the Notes to the extent lawful and in accordance with the terms of the Indenture.

2.	Method of Payment.

The Company will pay principal as provided above and interest (except defaulted interest) on the principal amount of the Notes as provided above on each Interest Payment Date to the Holder of record of the Notes at the close of business on the fifteenth calendar day prior to each Interest Payment Date, whether or not such day is a New York Business Day, in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Company will not make payment to the Holder unless this Note is surrendered to a Paying Agent.

The Company will pay principal, premium, if any, and, as provided above, interest (and Additional Amounts, if any) in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, premium, if any, and interest by its check payable in such money. The Company may mail an interest check to a Holder’s registered address (as reflected in the Note Register).

If any Interest Payment Date in respect of any Note (other than the Final Maturity Date) is not a New York Business Day, then such Interest Payment Date will be postponed to the next succeeding New York Business Day unless that New York Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding New York Business Day. If any such Interest Payment Date (other than the Final Maturity Date) is postponed or brought forward as described above, the interest amount will be adjusted accordingly and the Holder will be entitled to more or less interest, respectively. If the Final Maturity Date in respect of the Notes or any date fixed for redemption of the Notes is not a New York Business Day, the payment of principal and interest will not be made until the next following New York Business Day, and no further interest will be paid in respect of the delay in such payment.

3.	Paying Agent and Registrar.

Initially, the Trustee will act as authenticating agent, Paying Agent in New York and Registrar. The Company may appoint or change any authenticating agent, Paying Agent or Registrar without notice. The Company, any Subsidiary of the Company or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar.

4.	Indenture.

The Company issued the Notes under an Indenture dated as of October 29, 2013 (the “Indenture”), between the Company and the U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), transfer agent, principal paying agent (in such capacity, the “Paying Agent”) and registrar (in such capacity, the “Registrar”).

Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. The Notes are general unsecured obligations of the Company.

5.	Redemption.

The Notes shall not be subject to any mandatory redemption. Except as provided in Section 6 hereof, the Notes shall not be redeemable at the option of the Company.

6.	Redemption for Change in Withholding Taxes.

(a) The Notes will be subject to redemption, in whole but not in part, at the Company’s option at any time at a Redemption Price of 100% of their principal amount, plus accrued interest and Additional Amounts owing thereon, if any, to but excluding the Redemption Date, in the event the Company becomes or would become obligated to pay, on the next date on which any amount would be payable with respect to such Notes, any Additional Amounts in excess of those attributable to a withholding tax rate of 4.9% as a result of a change in or amendment to the laws (including any regulations or general rules promulgated thereunder) of Mexico (or any political subdivision or taxing authority thereof or therein), or any change in or amendment to any official position regarding the application, administration or interpretation of such laws, regulations or general rules, including a holding of a court of competent jurisdiction, which change or amendment is announced or becomes effective on or after October 24, 2013. The Company shall not, however, have the right to redeem Notes from a Holder pursuant to this Section 6 except to the extent that it is obligated to pay Additional Amounts to such Holder that are greater than the Additional Amounts that would be payable based on a Mexican withholding tax rate of 4.9%.

(b) Prior to the giving of any notice of redemption for taxation reasons as described in clause (a) of this Section 6, the Company will deliver to the Trustee:

(i) an Officer’s Certificate stating that the Company is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right of redemption for taxation reasons have occurred; and

(ii) an Opinion of Counsel of recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment.

Any such notice, after it is delivered to the Trustee, will be irrevocable.

7.	Partial Redemption.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Notes of U.S.$2,000 in principal amount or less shall be redeemed in part.

8.	Notice of Redemption.

Notice of any redemption pursuant to Section 6 hereof will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his or her last address as it appears in the Note Register. Notes in original denominations larger than U.S.$2,000 may be redeemed in part. On and after the Redemption Date, interest ceases to accrue and the principal amount shall remain constant (using the principal amount as of the Redemption Date) on Notes or portions of Notes called for redemption, unless the Company defaults in the payment of the Redemption Price.

9.	Repurchase upon Change of Control Repurchase Event.

Upon the occurrence of any Change of Control Repurchase Event, each Holder shall have the right to require the repurchase of its Notes by the Company in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the principal amount thereof on the date of repurchase plus accrued interest, if any, and any Additional Amounts to, but excluding, the date of repurchase.

A notice of such Change of Control Repurchase Event will be mailed within 30 days after any Change of Control Repurchase Event occurs or, at the Company’s option, prior to the Change of Control, but after public announcement of such Change of Control, to each Holder of the Notes with a copy to the Trustee. Notes in original denominations larger than U.S.$2,000 may be sold to the Company in part. On and after the Change of Control Payment Date, interest ceases to accrue on Notes or portions of Notes surrendered for purchase by the Company, unless the Company defaults in the payment of the repurchase price.

10.	Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in minimum denominations of U.S.$2,000 of principal amount and multiples of U.S.$1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption. Also, it need not register the transfer or exchange of any Notes for a period of 15 days before a selection of Notes to be redeemed is made.

11.	Persons Deemed Owners.

A Holder shall be treated as the owner of a Note for all purposes.

12.	Unclaimed Money.

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

13.	Discharge Prior to Redemption or Maturity.

The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of U.S. dollars or Government Securities sufficient to pay when due principal of and interest on the Notes to maturity or redemption, as the case may be.

14.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, omission, mistake, defect or inconsistency and make any change that does not adversely affect the legal rights of any Holder.

15.	Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company, among other things, to create or permit any lien or merge, consolidate or transfer substantially all of its assets. Within 90 days after the end of each fiscal year, the Company must report to the Trustee on compliance with such limitations.

16.	Successor Persons.

When a successor person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor person will be released from those obligations.

17.	Defaults and Remedies.

The following events constitute “Events of Default” under the Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest or Additional Amounts on any Note when the same becomes due and payable and such default continues for a period of 30 days; (c) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under this Note (other than a default specified in clause (a) or (b) above), and such default or breach continues for a period of 90 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (d) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, síndico, custodian, trustee, sequestrator or similar official for the Company any of its Significant Subsidiaries or for all or substantially all of the Company’s property and assets or those of its Significant Subsidiaries or (iii) the winding-up or liquidation of the Company’s affairs or the affairs of any of its Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; (e) the Company or any of its Significant Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law; (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, síndico, custodian, trustee, sequestrator or similar official for the Company or any of its Significant Subsidiaries or for all or substantially all of the Company’s property and assets of those of any of its Significant Subsidiaries or (iii) effects any general assignment for the benefit of creditors; and (f) (i) the Concession Title shall cease to grant to the Company the rights provided therein as of the date hereof and such cessation has had a material adverse effect on the Company and its Subsidiaries taken as a whole, (ii) (x) the Concession Title shall for any reason be terminated and not reinstated within 30 days or (y) rights provided therein which were originally exclusive to the

Company shall become nonexclusive and the cessation of such exclusivity has had a material adverse effect on the Company and its Subsidiaries taken as a whole, or (iii) the operations of the Northeast Rail Lines shall be commandeered or repossessed (a requisa) for a period of 90 days or more.

If an Event of Default occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of and interest, Additional Amounts, or premium, if any, on the Notes to be immediately due and payable.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power.

18.	Additional Amounts.

Any payments by the Company under or with respect to the Notes may require the payment of Additional Amounts as may become payable under Section 4.08 of the Indenture.

19.	Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

20.	No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees.

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes issued under the Indenture or for any claim based on the Indenture or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any of the Notes or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

21.	Authentication.

This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

22.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Kansas City Southern de México, S.A. de C.V., c/o Kansas City Southern, 427 West 12th Street, Kansas City, MO 64105, Attention: Treasurer.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 4.04 of the Indenture, check the Box:  ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.04 of the Indenture, state the amount: U.S.$

Date:
Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is U.S.$249,030,000. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian